EXHIBIT 99.1

Ocean Thermal Energy Corporation Collaborates with Johnson Controls on $3.5 Million Contract for U.S. Army Energy Independence Project

Philadelphia, PA — Ocean Thermal Energy Corporation (OTE Corp), a pioneer in renewable energy technology, announced today that it has partnered with Johnson Controls under its Deep Energy Retrofit Assessment program for engineering planning and design at the U.S. Army Garrison - Kwajalein Atoll (USAG-KA), to advance energy independence for the remote military installation. Under a $3.5 million contract from Johnson Controls, OTE Corp will demonstrate the feasibility of deploying a 17.5MW Ocean Thermal Energy Conversion (OTEC) system, providing a sustainable energy solution that reduces reliance on imported fossil fuels.

DCO Energy (Mays Landing, NJ) will serve as the owner's Engineer for OTE Corp. In conjunction with OTE Corp, DCO Energy will develop a comprehensive OTEC system design that includes project load analysis, conceptual engineering, and cost estimation. This collaboration builds on DCO and OTE Corp.'s expertise, demonstrated in prior projects such as a seawater cooling system design for a major resort in the Bahamas and a 7.5 MW OTEC conceptual design for Bahamas Power and Light.

OTE Corp’s OTEC technology is designed to harness natural ocean temperature differences to generate clean, continuous power and desalinated water. This innovative approach aligns with the Army’s commitment to energy security, sustainability, and resilience, particularly for installations like Kwajalein Atoll in the Republic of the Marshall Islands.

The contract focuses on several key objectives:

•	Feasibility Assessment: Validating the practicality of deploying OTEC systems for remote military bases to ensure energy independence.
•	System Design and Testing: Demonstrating reliability, scalability, and cost-effectiveness under real-world conditions.
•	Collaboration with the U.S. Army Corps of Engineers: Tailoring OTEC technology to meet specific operational needs, including continuous power generation and water desalination.

In addition to energy production, the team will explore the potential for seawater desalination to enhance water resilience at the USAG-KA site. This holistic approach is intended to meet energy objectives and provide sustainable water solutions.

“Partnering with Johnson Controls underscores the transformative potential of OTEC technology,” said Jeremy P. Feakins, Chairman and CEO of OTE Corp. “This initiative not only enhances operational resilience for military bases but also represents a significant step forward in integrating renewable energy into national defense strategies.”

This collaboration positions OTE Corp to provide cutting-edge solutions that ensure remote military installations' operational readiness and sustainability, even amid supply chain disruptions and regional conflicts.

OTE Corp has offices in Philadelphia, PA and Portland, ME.

###

Media Contact:

Kevin Kelley

Kevin.kelley@otecorporation.com